The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
File Numbers 333-132574 and 333-132574-02

SUBJECT TO COMPLETION, DATED MARCH 15, 2007

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 9, 2007)

$

PPL Capital Funding, Inc.

2007 Series A Junior Subordinated Notes due 2067
Fully and Unconditionally Guaranteed as to Payment of Principal, Interest and any Premium
under Subordinated Guarantees of

PPL Corporation

PPL Capital Funding’s 2007 Series A Junior Subordinated Notes due 2067 (the “Notes”) will bear interest at     % per year until March 30, 2017. During this period, PPL Capital Funding will pay interest on the Notes on September 30 and March 30 of each year, beginning September 30, 2007. Beginning March 30, 2017, the Notes will bear interest at the Three-Month LIBOR Rate plus      basis points (     %), reset quarterly, and payable on March 30, June 30, September 30 and December 30 of each year, beginning June 30, 2017, as further described in this prospectus supplement. The Notes will mature on March 30, 2067.

PPL Capital Funding may defer interest payments on the Notes on one or more occasions for up to 10 consecutive years as described in this prospectus supplement. Deferred interest payments will accumulate additional interest at a rate equal to the interest rate then applicable to the Notes, compounded on each interest payment date, to the extent permitted by law.

PPL Capital Funding may redeem the Notes at its option at the times and prices described in this prospectus supplement.

PPL Capital Funding’s parent, PPL Corporation, will fully and unconditionally guarantee PPL Capital Funding’s obligations to pay principal, interest and premium, if any, on the Notes pursuant to its subordinated guarantees.

Investing in the Notes involves certain risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to		Underwriting		Proceeds, Before
	Public(1)		Discount		Expenses, to Us(1)

Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from the date of issuance.

The underwriters expect to deliver the Notes to the purchasers in book-entry form only through the facilities of The Depository Trust Company on or about March   , 2007.

Joint Book-Running Managers

Barclays Capital
JPMorgan
Morgan Stanley
Wachovia Securities

Co-Managers

Credit Suisse	Merrill Lynch & Co.	UBS Investment Bank

The date of this prospectus supplement is March   , 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date after the date of this prospectus supplement.

As used in this prospectus, the terms “we,” “our,” and “us” may, depending on the context, refer to PPL Capital Funding, Inc. (“PPL Capital Funding”), or to PPL Capital Funding together with PPL Corporation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that PPL Capital Funding and PPL Corporation have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell the Notes, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the Notes. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Certain affiliates of PPL Capital Funding and PPL Corporation, specifically PPL Energy Supply, LLC and PPL Electric Utilities Corporation, have also registered their securities on the “shelf” registration statement referred to above. However, the Notes are solely obligations of PPL Capital Funding, Inc. and, to the extent of the Subordinated Guarantees, PPL Corporation, and not of any of PPL Corporation’s other subsidiaries. None of PPL Energy Supply, LLC or PPL Electric Utilities Corporation or any of PPL Corporation’s other subsidiaries will guarantee or provide any credit support for the Notes.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation files reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation maintains an Internet Web site at www.pplweb.com. On the Investor Center page of that Web site, PPL Corporation provides access to its SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Web site is not incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement. PPL Corporation’s filings are also available at the SEC’s Web site (www.sec.gov).

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, proxy statements, reports and other information concerning PPL Corporation can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

PPL Corporation will “incorporate by reference” information into this prospectus supplement by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	Filed on January 3, 2007, January 31, 2007 and March 6, 2007
PPL Corporation’s 2006 Notice of Annual Meeting and Proxy Statement	Filed on March 20, 2006

Additional documents that PPL Corporation files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering of the Notes are also incorporated herein by reference.

PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning PPL Corporation at:

Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Attention: Investor Services Department
Telephone: 1-800-345-3085

We have not included or incorporated by reference any separate financial statements of PPL Capital Funding herein. We do not consider those financial statements to be material to holders of the Notes because (1) PPL Capital Funding is a wholly-owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding” in the accompanying prospectus. PPL Capital Funding has received a “no action” letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Section 13 and 15(d) of the Exchange Act. Accordingly, we do not expect PPL Capital Funding to file those reports.

SUMMARY

The following summary contains information about the offering by PPL Capital Funding of its Notes. It does not contain all of the information that may be important to you in making a decision to purchase the Notes. For a more complete understanding of PPL Capital Funding, PPL Corporation and the offering of the Notes and the Subordinated Guarantees, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the “Risk Factors” sections and our financial statements and the notes to those statements.

The Offering

Issuer	PPL Capital Funding, Inc.

Guarantor	PPL Corporation

Securities Offered	$ aggregate principal amount of PPL Capital Funding’s 2007 Series A Junior Subordinated Notes due 2067.

Stated Maturity Date	March 30, 2067

Interest	Fixed Rate Period — The Notes will bear interest at % per year from the date they are issued up to, but not including, March 30, 2017 or earlier redemption date (the “Fixed Rate Period”). Subject to our right to defer interest payments as described below, during the Fixed Rate Period interest is payable semi-annually in arrears on March 30 and September 30 of each year, beginning September 30, 2007.

Floating Rate Period — The Notes will bear interest from March 30, 2017 up to, but not including, the maturity date or earlier redemption date (the “Floating Rate Period”) at the Three-Month LIBOR Rate (as defined herein) plus basis points ( %), reset quarterly. Subject to our right to defer interest payments as described below, during the Floating Rate Period interest is payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning June 30, 2017.

See “Description of the Notes — Interest.”

Redemption	PPL Capital Funding may redeem the Notes at our option before their maturity (i) in whole or in part on one or more occasions any time before March 30, 2017 at a redemption price equal to the Make-Whole Amount (as described under “Description of the Notes — Redemption”) plus any accrued and unpaid interest thereon, and (ii) in whole or in part on one or more occasions on or after March 30, 2017 at a redemption price equal to 100% of their principal amount, plus any accrued and unpaid interest thereon. In addition, PPL Capital Funding may redeem the Notes before March 30, 2017 (a) in whole, but not in part, at a redemption price equal to the Tax Event Make-Whole Amount (as described under “Description of the Notes — Redemption — Right to Redeem Upon a Tax Event”), plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur and (b) in whole or in part on one or more occasions at a redemption price equal to the Rating Agency Event Make-Whole Amount (as described under “Description of the Notes — Redemption — Right to Redeem Upon a Rating Agency Event”), plus any accrued and unpaid interest thereon, if a rating agency makes certain changes in the equity credit criteria for securities such as the Notes. See “Description of the Notes — Redemption.”

Ranking; Guarantees	The Notes will be unsecured, subordinated obligations of PPL Capital Funding that rank junior to all of PPL Capital Funding’s Senior Indebtedness (as defined herein). The Notes will be fully and unconditionally guaranteed by PPL Corporation as to payment of principal, interest and any premium pursuant to subordinated guarantees (“Subordinated Guarantees”) of PPL Corporation that rank junior to all of PPL Corporation’s Senior Indebtedness (as defined herein). See “Description of the Notes — Subordination.” In addition, because PPL Corporation is a holding company, its obligations on the Subordinated Guarantees will be effectively subordinated to existing and future liabilities of its subsidiaries. See “Risk Factors.”

Option to Defer Interest Payments	We may defer interest payments on the Notes, from time to time, for one or more periods (each, an “Optional Deferral Period”) of up to 10 consecutive years per Optional Deferral Period. In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Notes, and may choose to do that on more than one occasion. We may not defer payments beyond the maturity date of the Notes. Any deferred interest on the Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Notes, to the extent permitted by applicable law. Once all accrued and unpaid interest on the Notes has been paid, we can begin a new Optional Deferral Period. See “Description of the Notes — Option to Defer Interest Payments.”

Certain Limitations During an Optional Deferral Period	During any period in which we defer interest payments on the Notes, neither PPL Corporation nor PPL Capital Funding may: (i) declare or pay any dividend or distribution on its capital stock other than dividends paid in shares of its capital stock, (ii) redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock, (iii) pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the Notes or the Subordinated Guarantees, as the case may be, or (iv) make any payments with respect to any guarantee of debt securities if such guarantee is equal or junior in right of payment to the Notes or the Subordinated Guarantees, as the case may be, subject to certain exceptions as more fully described in this prospectus supplement. PPL Capital Funding, however, has no current intention of deferring interest payments on the Notes. See “Description of the Notes — Option to Defer Interest Payments.”

Replacement Capital Covenant; Capital Replacement Intention	On or about the time of the initial issuance of the Notes, PPL Corporation and PPL Capital Funding will enter into a Replacement Capital Covenant, in which PPL Corporation and PPL Capital Funding will covenant for the benefit of holders of a designated series of unsecured, long-term indebtedness of PPL Corporation or PPL Capital Funding ranking senior to the Notes, that (i) PPL Capital Funding will not redeem or purchase the Notes, or otherwise satisfy, discharge or defease (collectively, “defease”) the principal amount of the Notes, and (ii) neither PPL Corporation nor any of its other subsidiaries will purchase the Notes on or before March 30, 2037, except, subject to certain limitations, to the extent that the applicable redemption or repurchase price or principal amount defeased does not exceed a specified amount of proceeds from the sale, during the 180-day period prior to the date of that redemption or repurchase, of qualifying replacement capital securities.

The Replacement Capital Covenant is not intended for the benefit of holders of the Notes and may not be enforced by them, and the Replacement Capital Covenant is not a term of the subordinated indenture pursuant to which the Notes and the Subordinated Guarantees will be issued. See “Certain Terms of the Replacement Capital Covenant.”

In the event that the Replacement Capital Covenant terminates prior to March 30, 2037 as a result of there being no eligible designated debt outstanding, we intend that if PPL Capital Funding redeems the Notes, or if we or PPL Corporation or one of its other subsidiaries purchases the Notes, the redemption or purchase price of the Notes will be paid with amounts that include net proceeds received by us or our subsidiaries from the sale or issuance, during the 180-day period prior to the notice date for such redemption or such purchase, by us or our subsidiaries to third-party purchasers of securities for which PPL Corporation will receive equity-like credit from the rating agencies which rate our securities, that is equal to or greater than the equity-like credit then attributed to the Notes being redeemed or purchased. The determination of the equity-like credit of the Notes may result in the issuance of an amount of new securities that may be less than the principal amount of the Notes, depending upon, among other things, the nature of the new securities issued and the equity-like credit attributed by a rating agency to the Notes and the new securities.

Use of Proceeds	We expect that approximately $280 million of the net proceeds from the sale of the Notes will be used to pay at maturity PPL Capital Funding’s 8.375% Medium Term Notes due June 15, 2007. Pending this use, such proceeds may be loaned to other subsidiaries of PPL Corporation for working capital purposes or invested in short-term investments. The remainder of the net proceeds will be loaned to PPL Energy Funding Corporation (“PPL Energy Funding”), a direct subsidiary of PPL Corporation, and then contributed to PPL Energy Funding’s direct subsidiary, PPL Energy Supply. PPL Energy Supply will use the funds for general corporate purposes, including capital expenditures relating to the installation of pollution control equipment.

U.S. Federal Income Tax Considerations	Based upon an analysis of the relevant facts and circumstances, including certain assumptions made by them and representations provided by PPL Capital Funding and PPL Corporation to them, Dewey Ballantine LLP will provide PPL Capital Funding and PPL Corporation with an opinion generally to the effect that under then current law and assuming full compliance with the terms of the Subordinated Indenture and other relevant documents, the Notes constitute indebtedness for U.S. federal income tax purposes (although there is no controlling authority directly on point). See “Certain United States Federal Income Tax Considerations.”

Each holder of Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute indebtedness and will treat the Notes as indebtedness for all United States federal, state and local tax purposes. We intend to treat the Notes in the same manner.

If we elect to defer interest on the Notes for one or more Optional Deferral Periods, the holders of the Notes will be required to accrue income for United States federal income tax purposes in the amount of the accrued and unpaid interest payments on the Notes, in the form of original issue discount, even though cash interest payments are deferred and even though they may be cash basis taxpayers.

Form and Denomination	The Notes will be initially registered in the form of one or more global securities, without coupons, in denominations of $1,000 and integral multiples in excess thereof, and deposited with the Trustee on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or its nominee. See “Description of the Notes — General” and “Description of the Notes — Book-Entry Only Issuance — The Depository Trust Company.”

Ratings	The Notes are expected to be rated BB+ by Standard & Poor’s Ratings Services, Baa3 by Moody’s Investors Service, Inc. and BBB− by Fitch Ratings. A credit rating reflects an assessment by the rating agency of the creditworthiness associated with an issuer and particular securities that it issues. These ratings are not a recommendation to buy, sell or hold any securities of PPL Capital Funding or PPL Corporation. Such ratings may be subject to revisions or withdrawal by these agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to the securities.

Reopening of the Series	We may, without the consent of the holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the Notes. Any such additional notes may, together with the Notes, constitute a single series of securities under the Subordinated Indenture. See “Description of the Notes — General.”

RISK FACTORS

Before making a decision to invest in the Notes, you should carefully consider the following risk factors, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to PPL Corporation’s Businesses

See the risk factors set forth in PPL Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, beginning on page 10 for a discussion of certain risks relating to PPL Corporation’s businesses.

Risks Relating to the Notes

The obligations of PPL Capital Funding under the Notes and PPL Corporation under the Subordinated Guarantees will be subordinated to all Senior Indebtedness of PPL Capital Funding and PPL Corporation.

The obligations of PPL Capital Funding under the Notes and PPL Corporation under the Subordinated Guarantees will be subordinated to all Senior Indebtedness (as defined below) of PPL Capital Funding and PPL Corporation. This means that PPL Capital Funding cannot make any payments on the Notes, and PPL Corporation cannot make payments on the Subordinated Guarantees, until all holders of their Senior Indebtedness have been paid in full, or provision has been made for such payment, if their Senior Indebtedness is in default (subject to certain exceptions for grace periods and waivers).

PPL Corporation’s cash flow and ability to meet its obligations with respect to its Subordinated Guarantees of the Notes largely depend on the performance of its subsidiaries. As a result, PPL Corporation’s obligations with respect to its Subordinated Guarantees of the Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries.

PPL Corporation is a holding company and conducts its operations primarily through subsidiaries. Substantially all of its consolidated assets are held by such subsidiaries. Accordingly, its cash flow and its ability to meet its obligations under its Subordinated Guarantees of the Notes are largely dependent upon the earnings of these subsidiaries and the distribution or other payment of such earnings to it in the form of dividends, loans or advances or repayment of loans and advances from it. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes or to make any funds available for such payment.

Because PPL Corporation is a holding company, its obligations with respect to the Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, its rights and the rights of its creditors, including rights of a holder of any Note, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors. To the extent that PPL Corporation may be a creditor with recognized claims against any such subsidiary, its claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by it. Although certain agreements to which PPL Corporation’s subsidiaries are parties limit the ability to incur additional indebtedness, PPL Corporation and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

The debt agreements of some of PPL Corporation’s subsidiaries contain provisions that might restrict their ability to pay dividends, make distributions or otherwise transfer funds to PPL Corporation upon failing to meet certain financial tests or other conditions prior to the payment of other obligations, including operating expenses, debt service and reserves. PPL Corporation currently believes that all of its subsidiaries are in compliance with such tests and conditions. Further, if PPL Corporation elects to receive distributions of earnings from its foreign operations, PPL Corporation may incur United States taxes, net of any available foreign tax credits, on such amounts. Distributions to PPL Corporation from its international projects are, in some countries, also subject to withholding taxes.

PPL Capital Funding can defer interest payments on the Notes for one or more periods of up to 10 years. This may affect the market price of the Notes.

PPL Capital Funding may defer interest payments on the Notes, from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years, as described in this prospectus supplement. At the end of an Optional Deferral Period, if all amounts due are paid, PPL Capital Funding could start a new Optional Deferral Period of up to 10 consecutive years. During any Optional Deferral Period, interest on the Notes would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the Notes, to the extent permitted by applicable law. During an Optional Deferral Period, interest payments will not be due and payable and, therefore, PPL Corporation will not be obligated to make payments under the Subordinated Guarantees. If PPL Capital Funding exercises this interest deferral right, the market price of the Notes is likely to be affected. See “Description of the Notes — Option to Defer Interest Payments” in this prospectus supplement.

If PPL Capital Funding exercises its right to defer interest payments, the Notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Notes. In addition, as a result of PPL Capital Funding’s right to defer interest payments, the market price of the Notes may be more volatile than other securities that do not have these rights.

PPL Capital Funding is not permitted to pay current interest on the Notes until PPL Capital Funding has paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, PPL Capital Funding will be prohibited from paying current interest on the Notes and PPL Corporation will be prohibited from making such payment pursuant to the Subordinated Guarantees until PPL Capital Funding, or PPL Corporation pursuant to the Subordinated Guarantees, has paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, PPL Capital Funding may not be able to pay current interest on the Notes if PPL Capital Funding does not have available funds to pay all accrued and unpaid interest plus any accrued interest thereon.

PPL Capital Funding’s right to redeem, defease or repurchase the Notes, and the right of PPL Corporation and its subsidiaries to purchase the Notes, are limited by a covenant that PPL Capital Funding and PPL Corporation are making in favor of certain of PPL Capital Funding’s debtholders.

PPL Capital Funding has the right to redeem the Notes under circumstances and on terms specified in this prospectus supplement. However, around the time of the initial issuance of the Notes, PPL Capital Funding and PPL Corporation will enter into a Replacement Capital Covenant, which is described below under “Certain Terms of the Replacement Capital Covenant,” that will limit (1) PPL Capital Funding’s ability to redeem, defease or repurchase the Notes and (2) the ability of PPL Corporation and its subsidiaries to purchase the Notes. In the Replacement Capital Covenant, PPL Capital Funding and PPL Corporation will covenant for the benefit of holders of a designated series of unsecured long-term indebtedness of PPL Corporation or PPL Capital Funding that ranks senior to the Notes, that (a) PPL Capital Funding will not redeem, defease or repurchase the Notes and (b) PPL Corporation and its subsidiaries will not purchase the Notes, in each case on or before March 30, 2037, except, subject to certain limitations, to the extent that the applicable redemption or purchase price or principal amount defeased does not exceed a specified amount of proceeds from the sale, during the 180 days prior to the date of that redemption, defeasance or purchase of qualifying replacement capital securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Notes at the time of such redemption, defeasance or purchase.

The ability to raise proceeds from qualifying securities during the 180 days prior to a proposed redemption or repurchase by PPL Capital Funding or purchase by PPL Corporation or its subsidiaries will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities. Accordingly, there could be circumstances where PPL Capital Funding would wish to redeem or repurchase some or all of the Notes, or PPL Corporation or its subsidiaries would wish to purchase some or all of the Notes, including as a result of a tax or rating agency event, and sufficient cash is available for that purpose, but

PPL Corporation and PPL Capital Funding are restricted from doing so because of the inability to obtain proceeds from the sale of qualifying securities.

If PPL Capital Funding defers interest payments on the Notes, there will be United States federal income tax consequences to holders of the Notes.

If PPL Capital Funding defers interest payments on the Notes for one or more Optional Deferral Periods, you will be required to accrue interest income as original issue discount, referred to in this prospectus supplement as “original issue discount,” in respect of the deferred interest on your Notes. As a result, for United States federal income tax purposes you will include that original issue discount in gross income before you receive interest payments, regardless of your regular method of accounting for United States federal income taxes. PPL Capital Funding, however, has no current intention of deferring interest payments on the Notes.

If you sell your Notes before the record date for the payment of interest at the end of an Optional Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date, regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, the accrued original issue discount will be added to your adjusted tax basis in the Notes but may not be reflected in the amount you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses to offset ordinary income is subject to limitations. See “Certain United States Federal Income Tax Consequences — U.S. Holders — Sale, Exchange, Redemption or Retirement of the Notes” in this prospectus supplement.

An active trading market for the Notes may not develop.

We cannot assure that an active trading market for the Notes will develop. There can be no assurances as to the liquidity of any market that may develop for the Notes, the ability of holders to sell their Notes or the price at which the holders will be able to sell their Notes. Future trading prices of the Notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

USE OF PROCEEDS

We expect that approximately $280 million of the net proceeds from the sale of the Notes will be used to pay at maturity PPL Capital Funding’s 8.375% Medium Term Notes due June 15, 2007. Pending this use, such proceeds may be loaned to other subsidiaries of PPL Corporation for working capital purposes or invested in short-term investments. The remainder of the net proceeds will be loaned to PPL Energy Funding and then contributed to PPL Energy Supply, which will use the funds for general corporate purposes, including capital expenditures relating to the installation of pollution control equipment.

CONSOLIDATED CAPITALIZATION OF PPL CORPORATION AND SUBSIDIARIES

The following table sets forth the historical unaudited consolidated cash and cash equivalents and capitalization of PPL Corporation and its consolidated subsidiaries as of December 31, 2006:

•	on an actual basis; and

•	on an as adjusted basis to give effect to (i) the issuance of the Notes in this offering and (ii) the application of the estimated net proceeds of approximately $ million as described herein.

This table should be read in conjunction with our consolidated financial statements, the notes related thereto and the financial and operating data incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2006
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents	$794	$

Long-term debt, including current portion	$7,746	$
Long-term debt payable to affiliate	89
Notes offered hereby	—

Total long-term debt	7,835

Common shareholders’ equity	5,122

Total capitalization	$12,957	$

DESCRIPTION OF THE NOTES

The following summary description sets forth certain terms and provisions of the Notes that we are offering by this prospectus supplement. Because this description is a summary, it does not describe every aspect of the Notes or the Subordinated Indenture under which the Notes will be issued, as described below. The form of Subordinated Indenture is filed as an exhibit to the registration statement of which the accompanying prospectus is a part. The Subordinated Indenture and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Notes and the Subordinated Indenture, including definitions of certain terms used in the Subordinated Indenture. We also include references in parentheses to certain sections of the Subordinated Indenture. Whenever we refer to particular sections or defined terms of the Subordinated Indenture in this prospectus supplement, such sections or defined terms are incorporated by reference herein. The Subordinated Indenture has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Notes.

General

PPL Capital Funding will issue the Notes as a series of debt securities under a Subordinated Indenture (as such subordinated indenture may be amended and supplemented from time to time, the “Subordinated Indenture”) among PPL Capital Funding, PPL Corporation and The Bank of New York, as trustee (the “Trustee”). We may issue an unlimited amount of Notes or other securities under the Subordinated Indenture. The Notes and all other debt securities issued under the Subordinated Indenture are collectively referred to herein as the “Subordinated Indenture Securities.”

The Notes will be unsecured, subordinated obligations of PPL Capital Funding that rank junior to all of PPL Capital Funding’s Senior Indebtedness (as defined below). See “— Subordination” herein. The Notes will be fully and unconditionally guaranteed by PPL Corporation as to payment of principal, interest and any premium pursuant to Subordinated Guarantees of PPL Corporation that rank junior to all of PPL Corporation’s Senior Indebtedness (as defined herein). See “— Subordination” herein.

The Notes will be issued in fully registered form only, without coupons. The Notes will be initially represented by one or more fully registered global securities (the “Global Securities”) deposited with the Trustee, as custodian for DTC, as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “— Book-Entry Only Issuance — The Depository Trust Company.” The authorized denominations of the Notes will be $1,000 and any larger amount that is an integral multiple of $1,000. Except in limited circumstances described below, the Notes will not be exchangeable for Notes in definitive certificated form.

The Notes are initially being offered in one series in the principal amount of $          . We may, without the consent of the holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the Notes. Any such additional notes may, together with the Notes, constitute a single series of securities under the Subordinated Indenture. The Notes and any additional notes of the same series having the same terms as the Notes offered hereby subsequently issued under the Subordinated Indenture may be treated as a single class for all purposes under the Subordinated Indenture, including, without limitation, voting waivers and amendments.

Maturity

Unless an earlier redemption has occurred, the entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest, on March 30, 2067.

Interest

Fixed Rate Period.  The Notes will bear interest at     % per year during the Fixed Rate Period. Subject to PPL Capital Funding’s right to defer interest payments as described below, during the Fixed Rate Period interest is payable semi-annually in arrears on March 30 and September 30 of each year, beginning September 30, 2007 and ending on March 30, 2017. If interest payments are deferred or otherwise not paid during the Fixed Rate Period, they will accrue and compound interest until paid at the annual rate of     %, to the extent permitted by law. The amount of interest payable for any semi-annual interest accrual period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest accrual period will be computed on the basis of the number of days in the period using 30-day calendar months.

Floating Rate Period.  The Notes will bear interest during the Floating Rate Period at the Three-Month LIBOR Rate plus           basis points (     %), reset quarterly. Subject to PPL Capital Funding’s right to defer interest payments as described below, during the Floating Rate Period interest is payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year (each, also a “LIBOR Rate Reset Date”), beginning June 30, 2017. The LIBOR Rate Reset Dates will be March 30, June 30, September 30 and December 30 of each year, commencing March 30, 2017. During the Floating Rate Period, the interest rate in effect on any LIBOR Rate Reset Date will be the applicable rate as reset on that date and the interest rate applicable to any other day will be the interest rate as reset on the immediately preceding LIBOR Rate Reset Date. If interest payments are deferred or otherwise not paid during the Floating Rate Period, they will accrue and compound interest until paid at the prevailing floating rate, to the extent permitted by law. The amount of interest payable for any quarterly interest period during the Floating Rate Period will be computed by multiplying the floating rate for that quarterly interest period by a fraction, the numerator of which will be the actual number of days elapsed during that quarterly interest period (determined by including the first day of the interest period and excluding the last day), and the denominator of which will be 360, and by multiplying the result by the aggregate principal amount of the Notes.

General.  In this prospectus supplement the term “interest” includes semi-annual interest payments during the Fixed Rate Period, quarterly interest payments during the Floating Rate Period, and applicable interest on interest payments accrued but not paid on the applicable interest payment date.

During the Fixed Rate Period, if any Interest Payment Date or a Redemption Date of the Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date or the Redemption Date, as applicable.

During the Floating Rate Period, if any Interest Payment Date, other than a Redemption Date or the Maturity Date of the Notes, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. Also, if a Redemption Date or the Maturity Date of the Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Redemption Date or the Maturity Date, if applicable.

During the Floating Rate Period, if any LIBOR Rate Reset Date falls on a day that is not a LIBOR Business Day, the LIBOR Rate Reset Date will be postponed to the next day that is a LIBOR Business Day, except that if that LIBOR Business Day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding LIBOR Business Day.

Determining the Floating Rate.  The “Three-Month LIBOR Rate” for each interest period commencing on a LIBOR Rate Reset Date means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that interest period and ending on the next Interest Payment Date (the “relevant period”) that appears on Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR Interest Determination Date for that interest period. If such rate does not appear on the Reuters LIBOR01 Page as of 11:00 a.m. (London Time) on the LIBOR Interest Determination Date for that interest period, the LIBOR rate will be determined on the basis of the rates at which deposits in U.S. dollars for the relevant period and in a principal amount of not less that $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market, which may include affiliates of one or more of the underwriters, selected by the Calculation Agent (after consultation with us), at approximately 11:00 a.m., London time on the LIBOR Interest Determination Date for that interest period. The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, the Three-Month LIBOR

Rate with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City, which may include affiliates of one or more of the underwriters, selected by the Calculation Agent (after consultation with us), at approximately 11:00 a.m., New York City time, on the first day of that interest period for loans in U.S. dollars to leading European banks for the relevant period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, the Three-Month LIBOR Rate for that interest period will be the same as the Three-Month LIBOR Rate as determined for the previous interest period or, in the case of the interest period beginning on March 30, 2017, the interest rate on the Notes will be     %. The establishment of the Three-Month LIBOR Rate for each three-month interest period beginning on or after March 30, 2017 by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York or other city in which any Paying Agent for the Notes is located.

“Calculation Agent” means The Bank of New York, or other firm appointed by PPL Capital Funding to act as calculation agent.

“LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.

“LIBOR Business Day” means any business day on which dealings in deposits in U.S. Dollars are transacted in the London Inter-Bank Market.

“Reuters Page” means the display on Reuters Money 3000 Service, or any successor service, on the Reuters LIBOR01 Page or any replacement page or pages on that service.

“Reuters LIBOR01 Page” means the display designated on page LIBOR01 on Reuters Page (or such other page as may replace the LIBOR01 page on such service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

Option to Defer Interest Payments

PPL Capital Funding may defer semi-annual or quarterly interest payments on the Notes, from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years per Optional Deferral Period. However, a deferral of interest payments cannot extend beyond the maturity date of the Notes. During an Optional Deferral Period, interest will continue to accrue on the Notes, compounded semi-annually or quarterly, as the case may be, and deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the Notes, to the extent permitted by applicable law. No interest will be due and payable on the Notes until the end of the Optional Deferral Period except upon a redemption of the Notes during the deferral period.

PPL Capital Funding may pay at any time all or any portion of the interest accrued to that point during an Optional Deferral Period. At the end of the Optional Deferral Period or on any redemption date, PPL Capital Funding will be obligated to pay all accrued and unpaid interest.

Once all accrued and unpaid interest on the Notes has been paid, PPL Capital Funding again can defer interest payments on the Notes as described above, provided that an Optional Deferral Period cannot extend beyond the maturity date of the Notes.

If PPL Capital Funding defers interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, PPL Capital Funding will be required to pay all accrued and unpaid interest at the conclusion of the 10-year period, and to the extent it does not do so, PPL Corporation will be required to make guarantee payments in accordance with the Subordinated Guarantees with respect thereto. If PPL Capital Funding fails to pay in full all accrued and unpaid interest at the conclusion of the 10-year period, such failure continues for 30 days and PPL Corporation fails to make guarantee payments with respect thereto, an event of default that gives rise to acceleration of principal and interest on the Notes will occur under the Subordinated Indenture. See “— Events of Default” and “— Remedies” herein.

During any interest deferral period, neither PPL Corporation nor PPL Capital Funding may:

•	declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of its capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

•	pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the Notes or the Subordinated Guarantees, as the case may be; or

•	make any payments with respect to any guarantee of debt securities by PPL Corporation if such guarantee is equal or junior in right of payment to the Notes or the Subordinated Guarantees, as the case may be;

other than

•	purchases, redemptions or other acquisitions of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire its capital stock;

•	any payment, repayment, redemption, purchase, acquisition or declaration of dividend as a result of a reclassification of its capital stock or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock;

•	the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;

•	dividends or distributions paid or made in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

•	redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;

•	payments under any preferred trust securities, subordinated debentures or junior subordinated debentures, or guarantees of the foregoing, in each case that rank equal in right of payment to the Notes, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full.

PPL Capital Funding has no current intention of exercising its option to defer interest payments.

(See Section 312.)

Payment

So long as the Notes are registered in the name of DTC, as depository for the Notes as described herein under “Book-Entry Only Issuance — The Depository Trust Company,” payments on the Notes will be made as described therein.

So long as the Notes remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the Business Day immediately preceding the applicable Interest Payment Date. If the Notes do not remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day immediately preceding the applicable Interest Payment Date. If we default in paying interest on a Note, we will pay such interest either:

•	on a special record date between 10 and 15 days before the payment; or

•	in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Notes may be listed for trading. (See Section 307.)

We will pay principal of and any interest and premium on the Notes at Maturity upon presentation of the Notes at the office of The Bank of New York in New York, New York, as our Paying Agent. In our discretion, we may change the place of payment on the Notes, and we may remove any Paying Agent and may appoint one or more additional Paying Agents (including us or any of our affiliates). (See Section 602.)

Form; Transfers; Exchanges

So long as the Notes are registered in the name of DTC, as depository for the Notes as described herein under “Book-Entry Only Issuance — The Depository Trust Company,” transfers and exchanges of beneficial interests in the Notes will be made as described therein. In the event that the book-entry only system is discontinued, and the Notes are issued in certificated form, you may exchange or transfer Notes at the office of the Trustee. The Trustee acts as our agent for registering Notes in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “Security Registrar.” It will also perform transfers. In our discretion, we may change the place for registration of transfer of the Notes and may remove and/or appoint one or more additional Security Registrars (including us or any of our affiliates). (See Sections 305 and 602.)

There will be no service charge for any transfer or exchange of the Notes, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (1) Notes during a period of 15 days prior to giving any notice of redemption or (2) any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. (See Section 305.)

Subordination

Subordination of the Notes

The Notes will be subordinate and junior in right of payment to all Senior Indebtedness of PPL Capital Funding. (See Article Fifteen.) No payment of the principal (including redemption payments) of, or interest or premium, if any, on, the Notes may be made by PPL Capital Funding until all holders of Senior Indebtedness of PPL Capital Funding have been paid, if any of the following occurs:

•	certain events of bankruptcy, insolvency or reorganization of PPL Capital Funding;

•	any Senior Indebtedness of PPL Capital Funding is not paid when due (after the expiration of any applicable grace period) and that default continues without cure or waiver; or

•	any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of PPL Capital Funding are permitted to accelerate the maturity of such Senior Indebtedness.

Subordinated Guarantees

PPL Corporation will fully and unconditionally guarantee the payment of principal of and any interest and premium on the Notes, when due and payable (and subject to PPL Capital Funding’s right to defer interest payments as described above), whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of the Notes and the Subordinated Indenture. The Subordinated Guarantees will remain in effect until the entire principal of and interest and premium, if any, on the Notes has been paid in full or otherwise discharged in accordance with the provisions of the Subordinated Indenture. (See Article Fourteen.)

The Subordinated Guarantees will be subordinate and junior in right of payment to all Senior Indebtedness of PPL Corporation. No payment of the principal (including redemption payments) of, or interest or premium on, the Notes may be made by PPL Corporation under the Subordinated Guarantees until all holders of Senior Indebtedness of PPL Corporation have been paid, if any of the following occurs:

•	certain events of bankruptcy, insolvency or reorganization of PPL Corporation;

•	any Senior Indebtedness of PPL Corporation is not paid when due (after the expiration of any applicable grace period) and that default continues without cure or waiver; or

•	any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of PPL Corporation are permitted to accelerate the maturity of such Senior Indebtedness.

Upon any distribution of assets of PPL Capital Funding or PPL Corporation, as the case may be, to its creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all of its Senior Indebtedness must be paid in full before the holders of the Notes are entitled to receive or retain any payment from such distribution.

Senior Indebtedness, when used with respect to PPL Capital Funding or PPL Corporation, is defined in the Subordinated Indenture to include all obligations of PPL Capital Funding or PPL Corporation, as the case may be, whether existing presently or in the future, to pay principal, interest, premium, penalties, fees and any other payment in respect of any of the following:

•	indebtedness for borrowed money, including, without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds and similar instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	any of our other obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all obligations of others of the kinds described in the preceding categories which we have assumed or guaranteed;

other than

•	trade obligations incurred in the ordinary course of business, or

•	any such obligation or guarantee that expressly provides that it is not senior to or equal in right of payment to the Notes or the Subordinated Guarantees, as the case may be.

(See Section 101.)

The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of December 31, 2006, PPL Capital Funding had approximately $484 million principal amount of indebtedness for borrowed money constituting its Senior Indebtedness, and PPL Corporation had approximately $714 million principal amount (on an unconsolidated basis) of obligations constituting its Senior Indebtedness (including guarantees of indebtedness of PPL Capital Funding and certain of PPL Corporation’s other subsidiaries).

Pursuant to the subordination provisions of the Subordinated Indenture, any payment or distribution, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Notes by PPL Capital Funding or PPL Corporation will instead be paid or delivered directly to the holders of such Senior Indebtedness of PPL Capital Funding or PPL Corporation (or their respective representative or trustee), as the case may be, in accordance with the priorities then existing among such holders until all such Senior Indebtedness has been paid in full before any payment or distribution is made to the holders of

Notes. In the event that, notwithstanding such subordination provisions, any payment or distribution of assets of any kind or character is made on the Notes by PPL Capital Funding or PPL Corporation before all such Senior Indebtedness is paid in full, the Trustee or the holders of Notes receiving such payment will be required to pay over such payment or distribution to the holders of such Senior Indebtedness.

The Subordinated Indenture provides that Senior Indebtedness will not be deemed to have been paid in full unless the holders thereof, as applicable, shall have received cash (or securities or other property satisfactory to such holders) in full payment of such Senior Indebtedness then outstanding. Upon the payment in full of all such Senior Indebtedness, the holders of the Notes shall be subrogated to all the rights of any holders of such Senior Indebtedness to receive any further payments or distributions of cash, property or securities of PPL Capital Funding or PPL Corporation, as applicable, applicable to such Senior Indebtedness until the Notes shall have been paid in full, and such payments or distributions of cash, property or securities received by the holders of the Notes, by reason of such subrogation, which otherwise would be paid or distributed to the holders of such Senior Indebtedness, shall, as between PPL Capital Funding or PPL Corporation, as applicable, and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holders of the Notes on the other, be deemed to be a payment on account of such Senior Indebtedness, and not on account of the Notes or the Subordinated Guarantees, as the case may be.

The Subordinated Indenture provides that no present or future holder of any Senior Indebtedness of PPL Capital Funding or PPL Corporation, as the case may be, will be prejudiced in the right to enforce subordination of the indebtedness under the Subordinated Indenture by any act or failure to act on the part of PPL Capital Funding or PPL Corporation, as applicable.

Redemption

On or after March 30, 2017, PPL Capital Funding may redeem the Notes, in whole or in part on one or more occasions, at 100% of their principal amount plus any accrued and unpaid interest thereon to, but not including, the redemption date.

Before March 30, 2017, PPL Capital Funding may redeem the Notes, in whole or in part on one or more occasions, at a redemption price equal to the Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the redemption date.

The Make-Whole Amount will be determined in accordance with the following provisions:

“Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Notes being redeemed or (ii) as determined by the Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of principal of and interest on the Notes from the redemption date to March 30, 2017 (assuming, solely for the purposes of this calculation, that the principal amount of the Notes to be redeemed was payable on March 30, 2017), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus      basis points.

“Comparable Treasury Issue” means, with respect to any Redemption Date, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the time period from the redemption date to March 30, 2017 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term to maturity comparable to such time period.

“Comparable Treasury Price” means, with respect to any Redemption Date:

•	the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations (as defined below), of up to five Reference Treasury Dealer Quotations for such Redemption Date, or

•	if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations received.

“Quotation Agent” means a Reference Treasury Dealer selected by us for the purpose of performing the functions of the Quotation Agent under the Subordinated Indenture.

“Reference Treasury Dealer” means:

•	each of Barclays Capital Inc., J. P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we will substitute another Primary Treasury Dealer; and

•	any two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) as provided to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

PPL Capital Funding may also redeem the Notes before March 30, 2017 (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “— Right to Redeem Upon a Tax Event” and (ii) in whole or in part on one or more occasions if a rating agency makes certain changes in the equity credit criteria for securities such as the Notes, at the redemption price and under the circumstances described below under “— Right to Redeem Upon a Rating Agency Event.”

Right to Redeem Upon a Tax Event

Before March 30, 2017, PPL Capital Funding may redeem the Notes, in whole, but not in part, at any time within 90 days after the occurrence of a Tax Event (as defined below), at a redemption price equal to the Tax Event Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the redemption date.

“Tax Event Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Notes being redeemed or (ii) as determined by the Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of principal of and interest on the Notes from the redemption date to March 30, 2017 (assuming, solely for the purposes of this calculation, that the principal amount of the Notes to be redeemed was payable on March 30, 2017), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus           basis points.

A “Tax Event” happens when PPL Capital Funding or PPL Corporation has received an opinion of counsel experienced in tax matters that, as a result of:

•	any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•	an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation; or

•	any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by PPL Capital Funding or PPL Corporation on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by PPL Capital Funding or PPL Corporation for United States federal income tax purposes.

Right to Redeem Upon a Rating Agency Event

Before March 30, 2017, PPL Capital Funding may redeem the Notes, in whole or in part on one or more occasions, at any time following the occurrence and continuation of a Rating Agency Event (as defined below), at a redemption price equal to the Rating Agency Event Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the redemption date.

“Rating Agency Event Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Notes being redeemed or (ii) as determined by the Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of principal of and interest on the Notes from the redemption date to March 30, 2017 (assuming, solely for the purposes of this calculation, that the principal amount of the Notes to be redeemed was payable on March 30, 2017), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus     basis points.

“Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended (sometimes referred to in this prospectus supplement as a rating agency) that currently publishes a rating for PPL Capital Funding or PPL Corporation in the equity credit criteria for securities such as the Notes resulting in a lower equity credit to PPL Capital Funding or PPL Corporation, as certified in an officer’s certificate to the Trustee by PPL Capital Funding or PPL Corporation, as applicable, than the equity credit assigned by such rating agency to the Notes on the date of this prospectus supplement.

General

PPL Capital Funding’s right to redeem or repurchase the Notes, and the right of PPL Corporation and its subsidiaries to purchase the Notes, are limited by a covenant that PPL Capital Funding and PPL Corporation are making in favor of certain of PPL Capital Funding’s debtholders. See “Certain Terms of the Replacement Capital Covenant” in this prospectus.

In the event that the Replacement Capital Covenant terminates prior to March 30, 2037 as a result of there being no eligible designated series of covered debt outstanding, we intend that if PPL Capital Funding redeems the Notes, or if we or PPL Corporation or one of its other subsidiaries purchases the Notes, the redemption or purchase price of the Notes will be paid with amounts that include net proceeds received by us or our subsidiaries from the sale or issuance, during the 180-day period prior to the notice date for such redemption or such purchase, by us or our subsidiaries to third-party purchasers of securities for which PPL Corporation will receive equity-like credit from the rating agencies which rate our securities, that is equal to or greater than the equity-like credit then attributed to the Notes being redeemed or purchased. The determination of the equity-like credit of the Notes may result in the issuance of an amount of new securities that may be less than the principal amount of the Notes, depending upon, among other things, the nature of the new securities issued and the equity-like credit attributed by a rating agency to the Notes and the new securities.

The Notes will not be subject to a sinking fund or other mandatory redemption and will not be repayable at the option of the Holder of a Note prior to the Stated Maturity Date.

Notes will be redeemable upon notice by mail between 30 and 60 days prior to the Redemption Date. If less than all of the Notes of any series or any tranche thereof are to be redeemed, the Trustee will select the Notes to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 403 and 404.)

Notes will cease to bear interest on the Redemption Date. We will pay the redemption price and any accrued interest once you surrender the Note for redemption. (See Section 405.) If only part of a Note is redeemed, the Trustee will deliver to you a new Note of the same series for the remaining portion without charge. (See Section 406.)

PPL Capital Funding may make any redemption at its option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such Notes. (See Section 404.)

Events of Default

An “Event of Default” with respect to the Notes will occur if

•	we do not pay any interest on any Note within 30 days of the due date; provided that a valid extension or deferral of the interest period as described above under “Option to Defer Interest Payments” will not constitute an Event of Default;

•	we do not pay principal or premium on any Note on its due date;

•	PPL Corporation’s Subordinated Guarantees of the Notes cease to be effective (except in accordance with their terms), are found in any judicial proceeding to be unenforceable or invalid, or are denied or disaffirmed (except in accordance with their terms);

•	we file for bankruptcy or certain other similar events in bankruptcy, insolvency, receivership or reorganization occur. (See Section 801.)

No Event of Default with respect to the Notes necessarily constitutes an Event of Default with respect to the Subordinated Indenture Securities of any other series issued under the Subordinated Indenture.

Remedies

Acceleration

Any One Series.  If an Event of Default occurs and is continuing with respect to any one series of Subordinated Indenture Securities, then either the Trustee or the Holders of 25% in principal amount of the outstanding Subordinated Indenture Securities of such series may declare the principal amount of all of the Subordinated Indenture Securities of such series to be due and payable immediately.

More Than One Series.  If an Event of Default occurs and is continuing with respect to more than one series of Subordinated Indenture Securities, then either the Trustee or the Holders of 25% of the aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by the Holders of 25% of the aggregate principal amount of the outstanding Subordinated Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration. (See Section 802.)

Rescission of Acceleration

After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

(1) we pay or deposit with the Trustee a sum sufficient to pay

•	all overdue interest;

•	the principal of and any premium which have become due otherwise than by such declaration of acceleration and interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Subordinated Indenture; and

(2) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Indenture. (See Section 802.) For more information as to waiver of defaults, see “— Waiver of Default and of Compliance” below.

Control by Holders; Limitations

Subject to the Subordinated Indenture, if an Event of Default (or certain other defaults as discussed below), with respect to the Subordinated Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Subordinated Indenture Securities of that series will have the right to

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee with respect to the Subordinated Indenture Securities of such series.

If an Event of Default (or certain other defaults as discussed below) is continuing with respect to more than one series of Subordinated Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Subordinated Indenture Securities of any one of such series.

These rights of Holders to make direction are subject to the following limitations:

•	the Holders’ directions may not conflict with any law or the Subordinated Indenture; and

•	the Holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is consistent with the Holders’ direction. (See Sections 812 and 903.) With respect to Events of Default and other defaults in the performance of, or breach of, covenants in the Subordinated Indenture that do not constitute Events of Default, if any such Event of Default or other default occurs and is continuing after any applicable notice and/or cure period, then the Trustee may in its discretion (and subject to the rights of the Holders to control remedies as described above and certain other conditions specified in the Subordinated Indenture) bring such judicial proceedings as the Trustee shall deem appropriate or proper.

The Subordinated Indenture provides that no Holder of any Subordinated Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Indenture for the appointment of a receiver or for any other remedy thereunder unless

•	that Holder has previously given the Trustee written notice of a continuing Event of Default (or other default under the Subordinated Indenture after any applicable notice and/or cure period);

•	the Holders of 25% in aggregate principal amount of the outstanding Subordinated Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default (or other default under the Subordinated Indenture after any applicable notice and/or cure period) and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•	for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Subordinated Indenture Securities of all affected series, considered as one class.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.)

However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

Notice of Default

The Trustee is required to give the Holders of the Notes notice of any default under the Subordinated Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; provided, however, that in the case of a default in the performance of, or breach of, any covenant or warranty in the Subordinated Indenture (after any applicable notice and/or cure period) that does not result in an Event of Default, no such notice shall be given until at least 90 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

PPL Capital Funding and PPL Corporation will furnish the Trustee with an annual statement as to their compliance with the conditions and covenants in the Subordinated Indenture. (See Section 605.)

Waiver of Default and of Compliance

The Holders of a majority in aggregate principal amount of the outstanding Notes may waive, on behalf of the Holders of all outstanding Notes, any past default under the Subordinated Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Subordinated Indenture that cannot be amended without the consent of the Holder of each outstanding Subordinated Indenture Security. (See Section 813.)

Compliance with certain covenants in the Subordinated Indenture or otherwise provided with respect to Subordinated Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Subordinated Indenture Securities, considered as one class. (See Section 606.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation has agreed in the Subordinated Indenture to preserve its corporate existence. (See Section 604.)

PPL Capital Funding and PPL Corporation have each also agreed not to consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity unless:

•	the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases its property and assets substantially as an entirety is a corporation or limited liability company organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Notes and the performance of all of its covenants under the Subordinated Indenture, and

•	immediately after giving effect to such transactions, no Event of Default (or other default under the Subordinated Indenture after any applicable notice and/or cure period), and no event which after notice or lapse of time or both would become an Event of Default (or such other default), will have occurred and be continuing. (See Section 1101.)

The Subordinated Indenture does not prevent or restrict:

•	any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity;

•	any consolidation of PPL Capital Funding with PPL Corporation or any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by PPL Corporation; or any merger of any such entity into any other of such entities; or any conveyance or other transfer, or lease, or properties by any thereof to any other thereof;

•	any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof; or

•	the approval by PPL Capital Funding or PPL Corporation of, or the consent by PPL Capital Funding or PPL Corporation to, any consolidation or merger to which any direct or indirect subsidiary or affiliate of PPL Capital Funding or PPL Corporation, as the case requires, may be a party or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets. (See Section 1103.)

Modification of Subordinated Indenture

Without Holder Consent.  Without the consent of any Holders of Subordinated Indenture Securities, PPL Capital Funding, PPL Corporation and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to PPL Capital Funding or PPL Corporation;

•	to add one or more covenants or other provisions for the benefit of the Holders of all or any series or tranche of Subordinated Indenture Securities, or to surrender any right or power conferred upon us;

•	to add any additional Events of Default for all or any series of Subordinated Indenture Securities;

•	to change or eliminate any provision of the Subordinated Indenture or to add any new provision to the Subordinated Indenture that does not adversely affect the interests of the Holders;

•	to provide security for the Subordinated Indenture Securities of any series;

•	to establish the form or terms of Subordinated Indenture Securities of any series or tranche as permitted by the Subordinated Indenture;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities;

•	to change any place or places where

•	we may pay principal, premium and interest,

•	Subordinated Indenture Securities may be surrendered for transfer or exchange, and

•	notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect;

provided, that, we will not enter into any supplemental indenture with the Trustee to add any additional Event of Default with respect to the Notes without the consent of the Holders of at least a majority in aggregate principal amount of outstanding Notes.

If the Trust Indenture Act is amended after the date of the Subordinated Indenture so as to require changes to the Subordinated Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Subordinated Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Subordinated Indenture, the Subordinated Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment. (See Section 1201.)

With Holder Consent.  Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Subordinated Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, changing or eliminating any of the provisions of the Subordinated Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Subordinated Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Subordinated Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the Holder of each outstanding Subordinated Indenture Security directly affected thereby,

•	change the stated maturity of the principal or interest on any Subordinated Indenture Security (other than pursuant to the terms thereof and, in the case of the Notes, as described above under “Option to Defer Interest Payments”), or reduce the principal amount, interest or premium payable or change the currency in which any Subordinated Indenture Security is payable, or impair the right to bring suit to enforce any payment;

•	reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Subordinated Indenture; or

•	modify certain of the provisions in the Subordinated Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the Subordinated Indenture expressly included solely for the benefit of Holders of Subordinated Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Subordinated Indenture of the Holders of Subordinated Indenture Securities of any other series or tranche. (See Section 1202.)

We will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Subordinated Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Subordinated Indenture, in the manner and subject to the limitations provided in the Subordinated Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Subordinated Indenture Securities, such action may be taken only by persons who are Holders of such Subordinated Indenture Securities at the close of business on the record date. (See Section 104.)

The Subordinated Indenture provides that certain Subordinated Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “— Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Subordinated Indenture Securities have given or taken any demand, direction, consent or other action under the Subordinated Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

Satisfaction and Discharge

Any Subordinated Indenture Securities or any portion will be deemed to have been paid for purposes of the Subordinated Indenture, and at PPL Capital Funding’s election, the entire indebtedness of PPL Capital Funding and PPL Corporation will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than PPL Capital Funding or PPL Corporation), in trust:

•	money sufficient,

•	in the case of a deposit made prior to the maturity of such Subordinated Indenture Securities, non-redeemable Government Obligations (as defined in the Subordinated Indenture) sufficient, or

•	a combination of items listed in the preceding two bullet points, which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Subordinated Indenture Securities or portions thereof on and prior to the maturity thereof. (See Section 701.) Our right to satisfy and discharge, or defease, the Notes pursuant to these provisions will be limited by the terms of the Replacement Capital Covenant as described under “Certain Terms of the Replacement Capital Covenant.”

The Subordinated Indenture will be deemed satisfied and discharged when no Subordinated Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Subordinated Indenture. (See Section 702.)

All moneys we pay to the Trustee or any paying agent on Subordinated Indenture Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the Holder of such Subordinated Indenture Security may look only to us for payment. (See Section 603.)

Agreement by Holders to Certain Tax Treatment

Each holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice to us.

The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Subordinated Indenture Securities of any series.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Subordinated Indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned. (See Section 910.)

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of the Holders as they may appear in the security register. (See Section 106.)

Title

PPL Capital Funding, PPL Corporation, the Trustee, and any agent of PPL Capital Funding, PPL Corporation or the Trustee, will treat the person or entity in whose name Subordinated Indenture Securities are registered as the absolute owner of those Subordinated Indenture Securities (whether or not the Subordinated Indenture Securities may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 308.)

Governing Law

The Subordinated Indenture and the Subordinated Indenture Securities provide that they will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable. (See Section 112.)

Regarding the Trustee

The Trustee under the Subordinated Indenture is The Bank of New York (“BNY”). In addition to acting as Trustee, BNY also maintains various banking and trust relationships with us and some of our affiliates.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as the initial securities depository for the Notes. The Notes will be issued in fully registered form and will be evidenced by one or more global Notes registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The global Notes will be deposited with the Trustee as custodian for DTC.

DTC is a New York limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participants (“Direct Participants”) and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and those using its system are on file with the SEC.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased Notes. Transfers of ownership interests on the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the Notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Notes.

Payments of principal, interest and premium on the Notes will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of each participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of the Purchase Price, principal and interest to Cede & Co. (or other such nominee of DTC) is our responsibility. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

A beneficial owner will not be entitled to receive physical delivery of the Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Notes.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving us or the Trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the Notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

CERTAIN TERMS OF THE REPLACEMENT CAPITAL COVENANT

This section briefly summarizes some of the provisions of the Replacement Capital Covenant. This summary does not contain a complete description of the Replacement Capital Covenant and is qualified in its entirety by the provisions of the Replacement Capital Covenant. The Replacement Capital Covenant is available from PPL Corporation or PPL Capital Funding upon request.

At or around the time of issuance of the Notes, PPL Corporation and PPL Capital Funding will enter into a Replacement Capital Covenant pursuant to which PPL Corporation and PPL Capital Funding will agree for the benefit of persons that buy, hold or sell a designated series of its long-term indebtedness ranking senior to the Notes that PPL Capital Funding will not redeem, repurchase or defease, nor will PPL Corporation or any of its subsidiaries purchase, any of the Notes prior to March 30, 2037 (subject to extension as described below), unless we have received a specified amount of proceeds from the sale during the 180 days prior to the date of that redemption, purchase or defeasance of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Notes at the time of redemption or purchase. The determination of the equity-like credit of the Notes may result in the issuance of an amount of new securities that may be less than the principal amount of the Notes, depending upon, among other things, the nature of the new securities issued and the equity-like credit attributed by a rating agency to the Notes and the new securities.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed redemption, purchase or defeasance of the Notes will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities.

The initial series of indebtedness benefiting from the Replacement Capital Covenant is PPL Capital Funding’s 4.33% Notes Exchange Series A due March 1, 2009. The Replacement Capital Covenant includes provisions requiring PPL Corporation or PPL Capital Funding to redesignate a new series of indebtedness if the covered series of indebtedness approaches maturity or is to be redeemed or purchased such that the outstanding principal amount is less than $100,000,000, unless no eligible series of covered indebtedness exists.

Our covenants in the Replacement Capital Covenant will run only to the benefit of holders of the designated series of PPL Capital Funding’s long-term indebtedness or the long-term indebtedness of PPL Corporation, as applicable. The Replacement Capital Covenant is not intended for the benefit of holders of the Notes and may not be enforced by them. The Replacement Capital Covenant is not a term of the Subordinated Indenture, the Subordinated Guarantees or the Notes.

PPL Corporation and PPL Capital Funding may amend or supplement the Replacement Capital Covenant from time to time with the consent of the holders of a majority in aggregate outstanding principal amount of the designated series of indebtedness benefiting from the Replacement Capital Covenant, except that no such consent will be required (i) for certain specified types of changes to the types of securities qualifying as replacement capital securities, (ii) if such amendment or supplement extends the March 30, 2037 termination date for the Replacement Capital Covenant, or (iii) if such amendment or supplement is not adverse to the covered debtholders.

The Replacement Capital Covenant may be terminated if the holders of a majority of the aggregate principal amount of the then existing designated covered debt agree to terminate the Replacement Capital Covenant, or if PPL Capital Funding and PPL Corporation no longer have outstanding any indebtedness that qualifies as covered debt, or if the Notes have been accelerated as a result of an Event of Default.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes. This discussion only applies to Notes that are held as capital assets by holders who purchase the Notes in the initial offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes are sold for money. This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships and other pass-through entities (and persons holding the Notes through a partnership or other pass-through entity), persons holding the Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, holders whose functional currency is not the U.S. dollar, passive foreign investment companies, controlled foreign corporations and corporations that accumulate earnings to avoid U.S. federal income tax. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) that trust was in existence on August 1, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

As used in this summary, the term “non-U.S. holder” means a beneficial owner of a Note that is not a U.S. person (as such term is defined in the Code).

Persons considering the purchase of the Notes should consult their own tax advisors as to the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.

Classification of the Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Notes. Based upon an analysis of the relevant facts and circumstances, including certain assumptions made by them and representations provided by PPL Capital Funding and PPL Corporation to them, Dewey Ballantine LLP will provide PPL Capital Funding and PPL Corporation with an opinion generally to the effect that under then current law and assuming full compliance with the terms of the Subordinated Indenture and other relevant documents, the Notes constitute indebtedness for U.S. federal income tax purposes (although there is no controlling authority directly on point). This opinion is not binding on the Internal Revenue Service (“IRS”) or any court and there can be no assurance that the IRS or a court will agree with this opinion. PPL Capital Funding agrees, and by acquiring an interest in a Note each beneficial owner of a Note will agree, to treat the Notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes this treatment. Holders should consult their own tax advisors regarding the tax consequences if the Notes are not treated as indebtedness for U.S. federal income tax purposes.

U.S. Holders

Interest

Pursuant to applicable U.S. Treasury regulations, the possibility that interest on the Notes might be deferred could result in the Notes being treated as issued with original issue discount, unless the likelihood of a deferral is remote within the meaning of the regulations. PPL Capital Funding believes that the likelihood of interest deferral is remote and therefore that the possibility of a deferral will not result in the Notes being treated as issued with original issue discount. Similarly, in certain circumstances (see “Description of the Notes — Redemption” and “Description of the Notes — Right to Redeem Upon a Tax Event”), PPL Capital Funding may be obligated to pay amounts in excess of stated interest on or principal of the Notes. Such excess payments will not affect the amount of interest income that a U.S. holder recognizes if there is only a remote likelihood that such payments will be made. PPL Capital Funding believes that the likelihood that it will make any such payments is remote. Accordingly, interest paid on the Notes should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received, in accordance with that U.S. holder’s method of accounting for U.S. federal income tax purposes. However, there can be no assurance that the IRS or a court will agree with this position. If the possibility of interest deferral or excess payments were determined not to be remote, or if interest were in fact deferred or excess payments were in fact made, a U.S. holder might be required to accrue interest income on its Notes using a constant yield method, regardless of that holder’s regular method of accounting and before that U.S. holder actually receives any cash payment attributable to that interest. Additionally, if a holder were to dispose of its Notes prior to the end of the Optional Deferral Period or the end of the period during which a redemption of the Notes would require the payment of a make-whole premium, and the possibility of such interest deferral or the payment of a make-whole premium were determined not to have been remote as of the date the Notes were originally issued, the holder would likely be required to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of a Note.

Sale, Exchange, Redemption or Retirement of the Notes

Upon the sale, exchange, redemption or retirement of a Note, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and that U.S. holder’s adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which will constitute ordinary income if not previously included in income. Assuming that there are no deferred payments of interest on the Notes and that the Notes are not deemed to be issued with original issue discount, a U.S. holder’s adjusted tax basis in a Note generally will be its initial purchase price. If a Note is deemed to be issued with original issue discount, a U.S. holder’s tax basis in the Note generally will be its initial purchase price, increased by original issue discount previously includible in that U.S. holder’s gross income to the date of disposition and decreased by payments received by that U.S. holder on the

Note since and including the date that the Note was deemed to be issued with original issue discount. Gain or loss realized on the sale, exchange, redemption or retirement of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement the Note has been held by that U.S. holder for more than one year. A U.S. holder that is an individual is generally entitled to preferential treatment for net long-term capital gains. The ability of a U.S. holder to deduct capital losses to offset ordinary income is limited.

Backup Withholding and Information Reporting

Information reporting requirements generally apply in connection with payments on the Notes to, and proceeds from a sale or other disposition of the Notes by, non-corporate U.S. holders. A U.S. holder will be subject to backup withholding tax on interest paid on the Notes and proceeds from a sale or other disposition of the Notes if the U.S. holder fails to provide its correct taxpayer identification number to the paying agent in the manner required under U.S. federal income tax law, fails to comply with applicable backup withholding tax rules or does not otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will entitle that U.S. holder to a credit against that U.S. holder’s U.S. federal income tax liability and may entitle that U.S. holder to a refund, provided that the required information is timely and properly furnished to the IRS.

U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Non-U.S. Holders

Assuming that the Notes will be treated as indebtedness for U.S. federal income tax purposes, no withholding of United States federal income tax will apply to interest paid on a Note to a non-U.S. holder under the “portfolio interest exemption,” provided that:

•	the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of PPL Capital Funding’s stock entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation that is related directly or constructively to PPL Capital Funding through stock ownership; and

•	the non-U.S. holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that that such non-U.S. holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN).

If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the Notes (including payments in respect of original issue discount, if any, on the Notes) made to a non-U.S. holder should be subject to a 30% United States federal withholding tax, unless that non-U.S. holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty or (ii) stating that the interest is not subject to withholding tax because it is effectively connected with that non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States (or, if an applicable United States income tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the United States) and the interest is effectively connected with the conduct of that trade or business (or, if an applicable United States income tax treaty applies, attributable to that permanent establishment), that non-U.S. holder, as a general matter, will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that

non-U.S. holder were a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, if an applicable United States income tax treaty applies, a lower rate as provided) branch profits tax.

Any gain realized on the disposition of a Note generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (or, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to interest paid on a Note to a non-U.S. holder, or to proceeds from the disposition of a Note by a non-U.S. holder, in each case, if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and neither PPL Capital Funding nor the paying agent has actual knowledge (or reason to know) to the contrary. Any amounts withheld under the backup withholding rules will entitle such non-U.S. holder to a credit against U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely and properly furnished to the IRS. In general, if a Note is not held through a qualified intermediary, the amount of payments made on that Note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Non-U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING

The Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table:

Principal
Underwriters	Amount of Notes

Barclays Capital Inc.	$
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC

Total	$

The underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of Notes. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The Notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $525,000.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In the ordinary course of their business, certain of the underwriters and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with PPL Capital Funding, PPL Corporation and certain of their affiliates. J.P. Morgan Securities Inc. has been retained by PPL Corporation in connection with PPL Corporation’s intended sale of its regulated electricity delivery operations in Latin America, which was announced in March 2007.
.

VALIDITY OF THE NOTES AND THE GUARANTEES

Dewey Ballantine LLP, New York, New York and Michael A. McGrail, Esq., Associate General Counsel of PPL Services Corporation will pass upon the validity of the Notes and the Guarantees for PPL Capital Funding and PPL Corporation. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the Notes and the

Guarantees for the underwriters. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Dewey Ballantine LLP.

PROSPECTUS	PPL Corporation PPL Capital Funding, Inc. PPL Energy Supply, LLC PPL Electric Utilities Corporation Two North Ninth Street Allentown, Pennsylvania 18101-1179 (610) 774-5151

PPL Corporation
Common Stock, Preferred Stock,
Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.
Debt Securities and Subordinated Debt Securities
Guaranteed by PPL Corporation as described
in a supplement to this prospectus

PPL Energy Supply, LLC
Debt Securities, Subordinated Debt Securities and Preferred Securities

PPL Electric Utilities Corporation
Preferred Stock, Preference Stock, Depositary Shares and Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” on page 4.

PPL Corporation’s common stock is listed on the New York Stock Exchange and the Philadelphia Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 9, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Energy Supply, LLC (“PPL Energy Supply”) and PPL Electric Utilities Corporation (“PPL Electric”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•	stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as Debt Securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts (“PPL Stock Purchase Units”);

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•	PPL Energy Supply’s unsecured and unsubordinated debt securities;

•	PPL Energy Supply’s unsecured and subordinated debt securities;

•	PPL Energy Supply’s preferred limited liability company membership interests;

•	PPL Electric’s Series Preferred Stock (“PPL Electric Preferred Stock”);

•	PPL Electric’s Preference Stock (“PPL Electric Preference Stock”);

•	PPL Electric’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Electric Preferred Stock or PPL Electric Preference Stock; and

•	PPL Electric’s senior secured debt securities issued under PPL Electric’s 2001 indenture, as amended (“PPL Electric Secured Debt Securities”), which PPL Electric Secured Debt Securities may be secured by first mortgage bonds issued under PPL Electric’s 1945 first mortgage indenture (“PPL Electric 1945 Mortgage Bonds”), as well as by the lien of the 2001 indenture on PPL Electric’s distribution and transmission properties (subject to certain exceptions to be described in a prospectus supplement).

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding’s Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Energy Supply with respect to Securities issued by PPL Energy Supply; and

•	PPL Electric, with respect to Securities issued by PPL Electric.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Energy Supply and PPL Electric, as applicable, for the year ended December 31, 2006, filed with the SEC on February 28, 2007 and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing PPL Corporation, PPL Energy Supply and PPL Electric. The prospectus supplement applicable to each type or series of Securities we offer will contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements with respect to future earnings, energy supply and demand, costs, electric rates, subsidiary performance, growth, new technology, project development, fuel and energy prices, strategic initiatives, and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity and fuel;

•	market prices for crude oil and the potential impact on synthetic fuel operations, synthetic fuel purchases from third parties and the phase — out of synthetic fuel tax credits;

•	weather conditions affecting generation production, customer energy usage and operating costs;

•	competition in retail and wholesale power markets;

•	liquidity of wholesale power markets;

•	defaults by our counterparties under our energy or fuel contracts;

•	the effect of any business or industry restructuring;

•	our profitability and liquidity, including access to capital markets and credit facilities;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	operation and availability of existing generation facilities and operating costs;

•	transmission and distribution system conditions and operating costs;

•	current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowances and other expenses;

•	significant delays in the planned installation of pollution control equipment at our coal-fired generating units in Pennsylvania due to weather conditions, contractor performance or other reasons;

•	market prices of commodity inputs for ongoing capital expenditures;

•	collective labor bargaining negotiations;

•	development of new projects, markets and technologies;

•	performance of new ventures;

•	asset acquisitions and dispositions;

•	political, regulatory or economic conditions in states, regions or countries where we or our subsidiaries conduct business;

•	any impact of hurricanes or other severe weather on our business, including any impact on fuel prices;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation, including new tax legislation;

•	state, federal and foreign regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to us and our subsidiaries and the energy industry;

•	capital market conditions, including changes in interest rates, and decisions regarding our capital structure;

•	stock price performance of PPL Corporation;

•	the market prices of equity securities and the impact on pension costs and resultant cash funding requirements for defined benefit pension plans;

•	securities and credit ratings;

•	foreign currency exchange rates;

•	the outcome of litigation against us;

•	potential effects of threatened or actual terrorism or war or other hostilities; and

•	our commitments and liabilities.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the supply and delivery of energy. Through its subsidiaries, PPL Corporation generates electricity from power plants in the northeastern and western United States; markets wholesale or retail energy primarily in the northeastern and western portions of the United States; delivers electricity to approximately 5.1 million customers in Pennsylvania, the United Kingdom and Latin America; and provides energy services for businesses in the mid-Atlantic and northeastern United States. PPL Corporation’s overall strategy is to achieve disciplined growth in energy supply margins while limiting volatility in both cash flows and earnings, and to achieve stable, long-term growth in regulated delivery businesses through efficient operations and strong customer and regulatory relations.

PPL Corporation’s principal subsidiaries are shown below:

Energy Supply

PPL Corporation, through its indirect, wholly-owned subsidiaries, PPL Generation and PPL EnergyPlus, owns and operates electricity generating power plants and markets this electricity and other power purchases to deregulated wholesale and retail markets. Both of these subsidiaries also are direct, wholly owned subsidiaries of PPL Energy Supply. As of December 31, 2006, PPL Corporation owned or controlled, through its subsidiaries, 11,556 megawatts, or MW, of electric power generation capacity and had plans to implement capital projects at certain existing generating facilities that would provide 349 MW of additional capacity by 2011. See “PPL Energy Supply, LLC” below for more information.

PPL Corporation’s strategy for its energy supply business is to match energy supply with load, or customer demand, under agreements of varying lengths with creditworthy counterparties, to capture profits while effectively managing exposure to movements in energy and fuel prices and counterparty credit risk.

Energy Delivery

PPL Corporation provides energy delivery services in the mid-Atlantic regions of the United States through its regulated public utility subsidiaries, PPL Electric and PPL Gas, and in the United Kingdom and Latin America through its subsidiary, PPL Global. PPL Electric provides electricity delivery services to approximately 1.4 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information. PPL Gas Utilities Corporation provides natural gas distribution and propane services to approximately 110,000 customers in portions of various counties in Pennsylvania, as well as in small portions of Maryland and

Delaware. Through its subsidiaries, PPL Global provides electricity delivery services to approximately 3.7 million customers in the United Kingdom and Latin America. PPL Global also is a wholly-owned subsidiary of PPL Energy Supply, LLC. See “PPL Energy Supply, LLC” below for more information.

In March, 2007 PPL Corporation announced that it intends to sell its regulated electricity delivery operations in Latin America through an auction process that it expects to take several months to complete.

PPL Corporation’s strategy for its energy delivery businesses is to operate these businesses at the most efficient cost while maintaining high levels of customer service and reliability.

PPL Corporation’s subsidiaries, including PPL Energy Supply and PPL Electric, are separate legal entities, and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees and the PPL Subordinated Guarantees). Neither PPL Energy Supply nor PPL Electric will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and a wholly-owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ENERGY SUPPLY, LLC

PPL Energy Supply, formed in 2000 and headquartered in Allentown, Pennsylvania, is an energy company engaged, through its subsidiaries, in the generation and marketing of electricity in the northeastern and western power markets of the United States and in the delivery of electricity in the United Kingdom and Latin America. PPL Energy Supply’s major operating subsidiaries are PPL Generation, PPL EnergyPlus and PPL Global. PPL Energy Supply is an indirect, wholly-owned subsidiary of PPL Corporation. See “PPL Corporation” above for more information.

Energy Supply: PPL Generation and PPL EnergyPlus

As of December 31, 2006, PPL Energy Supply owned or controlled, through its PPL Generation subsidiary, 11,556 MW of electric power generation capacity, with power plants in Pennsylvania (9,229 MW), Montana (1,289 MW), Illinois (540 MW), Connecticut (243 MW), New York (159 MW) and Maine (96 MW). PPL Generation also has current plans to implement capital projects at certain of its existing generation facilities in Pennsylvania and Montana that would provide 349 MW of additional generation capacity by 2011. PPL Generation’s plants are fueled by nuclear fuel, coal, gas, oil and water. The electricity from these plants is sold to PPL EnergyPlus under FERC-jurisdictional power purchase agreements.

PPL EnergyPlus markets or brokers the electricity produced by PPL Generation’s subsidiaries, along with purchased power, natural gas and oil, in competitive wholesale and deregulated retail markets, primarily in the northeastern and western portions of the United States. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

At December 31, 2006, PPL Energy Supply estimated that, on average, approximately 89% of its expected annual generation output for the period 2007 through 2010 would be used to meet:

•	the obligation of its subsidiary PPL EnergyPlus under two agreements to provide electricity to PPL Electric, so that PPL Electric can, in turn, provide electricity as a “provider of last resort,” or “PLR,” through 2009 under fixed-price tariffs pursuant to the Pennsylvania Electricity Generation Customer

Choice and Competition Act, or Customer Choice Act (See “PPL Electric Utilities Corporation — Provider of Last Resort”);

•	PPL EnergyPlus’ obligation under agreements to provide electricity to NorthWestern Corporation through June 2014; and

•	other contractual sales to other counterparties for terms of various lengths.

In anticipation of the expiration of the PLR agreements referenced above at the end of 2009, and consistent with its business strategy, PPL Energy Supply has already entered into commitments for a portion of the output of its facilities for the years 2010 and later. PPL’s strategy for 2007 is to obtain commitments for 30 to 50 percent of its 2010 baseload generation output in the PJM Interconnection region. PPL has already obtained commitments at the lower end of this range. Based on the way in which the wholesale markets have developed over the last several years, PPL Energy Supply expects that these new agreements are likely to continue to be of a shorter duration than the current PLR agreements, which at inception had terms of approximately nine years.

International Energy Delivery: PPL Global

PPL Energy Supply provides electricity delivery services in the United Kingdom and Latin America through its PPL Global subsidiary, which currently owns and operates electricity delivery businesses serving approximately 3.7 million customers. PPL Global owns Western Power Distribution Holdings Limited and WPD Investment Holdings Limited, which together we refer to as WPD. WPD operates two electric distribution companies in the U.K., which together serve approximately 2.6 million end-users. PPL Global’s Latin American subsidiaries in Chile, El Salvador and Bolivia serve an aggregate of approximately 1.1 million end-users.

As discussed above, in March, 2007 PPL Corporation announced that it intends to sell its regulated electricity delivery operations in Latin America.

PPL Energy Supply’s strategy for its international electricity delivery businesses is to operate these businesses at the most efficient cost while maintaining high levels of customer service and reliability.

Neither PPL Corporation nor any of its other subsidiaries or affiliates will guarantee or provide other credit or funding support for the securities to be offered by PPL Energy Supply pursuant to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, incorporated in 1920 and headquartered in Allentown, Pennsylvania, is a direct subsidiary of PPL Corporation and a regulated public utility. PPL Electric provides electricity delivery services to approximately 1.4 million customers in eastern and central Pennsylvania. PPL Electric also provides electricity supply to retail customers in that territory as a PLR under the Customer Choice Act.

Provider of Last Resort. Pursuant to a 1998 order issued by the Pennsylvania Public Utility Commission, or PUC, PPL Electric agreed to provide electricity supply as a PLR to retail customers in its service territory not selecting an alternate electric energy supplier at predetermined capped rates through 2009. In order to meet this obligation, PPL Electric entered into full-requirements energy supply agreements with another subsidiary of PPL Corporation, PPL EnergyPlus, designed to provide PPL Electric with sufficient supply to satisfy its PLR obligation through the end of 2009. PPL Electric’s PLR obligation after 2009 will be determined by the PUC pursuant to rules that have not yet been promulgated. While regulations governing PLR obligations after 2009 have been proposed for comment by the PUC, at this time, PPL Electric cannot predict the content of these regulations, including whether this will include requirements for the pricing and other terms of PLR contracts, or when the regulations will be finalized. PPL Electric also cannot predict the extent to which it will purchase power from PPL EnergyPlus after 2009.

Strategic Initiative. In 2001, PPL Electric completed a strategic initiative designed to reduce its business and financial risk profile by, among other things, limiting its business activities to the transmission and distribution of electricity and businesses related to or arising out of the electric transmission and distribution businesses and reduce its exposure to volatility in energy prices associated with its PLR obligation. Obtaining long-term electric supply agreements with PPL EnergyPlus to meet its PLR obligations through 2009 at prices generally equal to the predetermined capped rates it was allowed to charge PLR customers was a key component of this initiative. Other key components of the initiative involved actions to confirm PPL Electric’s legal separation from PPL Corporation and PPL Corporation’s other subsidiaries. In connection with the initiative PPL Electric:

•	adopted amendments to its Articles of Incorporation and Bylaws containing corporate governance and operating provisions designed to confirm and reinforce its legal and corporate separateness from PPL Corporation and its other affiliated companies and providing for PPL Electric to limit its businesses to electric transmission and distribution and related activities;

•	appointed an independent director to its Board of Directors and required the unanimous approval of the Board of Directors, including the consent of the independent director, to amendments to these corporate governance and operating provisions or to the commencement of any insolvency proceedings, including any filing of a voluntary petition in bankruptcy or other similar actions; and

•	in connection with the issuance of certain senior secured bonds, agreed to appoint an independent compliance administrator to review, on a semi-annual basis, its compliance with the corporate governance and operating requirements contained in its Articles of Incorporation and Bylaws. When such bonds are no longer outstanding, and in certain other circumstances, PPL Electric will not be required to maintain an independent compliance administrator.

The amended Articles of Incorporation and Bylaws permit PPL Electric’s Board of Directors to adopt additional amendments to the Bylaws, including amendments that revise or eliminate provisions that are designed to reinforce PPL Electric’s legal separateness from its affiliates. However, any such amendment must be approved unanimously by PPL Electric’s Board of Directors, including the independent director.

The enhancements to PPL Electric’s legal separation from its affiliates were intended to minimize the risk that a court would order PPL Electric’s assets and liabilities to be substantively consolidated with those of PPL Corporation or another affiliate of PPL Corporation in the event that PPL Corporation or another PPL Corporation affiliate were to become a debtor in a bankruptcy case. However, if PPL Corporation or another PPL Corporation affiliate were to become a debtor in a bankruptcy case, there can be no assurance that a court would not order PPL Electric’s assets and liabilities to be consolidated with those of PPL Corporation or such other PPL Corporation affiliate. Any such substantive consolidation could result in delays or reductions in payments on PPL Electric’s Securities.

Neither PPL Corporation nor any of PPL Corporation’s subsidiaries or affiliates will guarantee or provide other credit or funding support for the securities to be offered by PPL Electric pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and they can be contacted through telephone number (610) 774-5151.

The information above concerning PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries. PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Energy Supply and PPL Electric is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

PPL Corporation

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months
	Ended December 31,
	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (a)	3.0	2.6	2.7	2.6	1.9

(a)	In calculating the earnings component, net income excludes minority interest, loss from discontinued operations and the cumulative effects of changes in accounting principles. See PPL Corporation’s reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described under “Where You Can Find More Information” for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

PPL Energy Supply

The following table sets forth PPL Energy Supply’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods indicated:

	Twelve Months
	Ended December 31,
	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends (a)	3.8	3.3	4.1	4.8	3.9

(a)	In calculating the earnings component, net income excludes minority interest, loss from discontinued operations and the cumulative effects of changes in accounting principles. See PPL Energy Supply’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information. PPL Energy Supply had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred securities dividends is the same as the ratio of earnings to fixed charges.

PPL Electric

The following table sets forth PPL Electric’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months
	Ended December 31,
	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges (a)	2.9	2.1	1.4	1.2	1.2
Ratio of earnings to combined fixed charges and preferred stock dividends (a)	2.5	2.1	1.4	1.2	1.2

(a)	See PPL Electric’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Energy Supply and PPL Electric each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. On the Investor Center page of that Web site PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Energy Supply and PPL Electric free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation’s, PPL Energy Supply’s and PPL Electric’s filings are available at the SEC’s Internet Web site (www.sec.gov).

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103.

Certain securities of PPL Energy Supply and PPL Electric are also listed on the NYSE, and certain information concerning PPL Energy Supply and PPL Electric may be inspected at the NYSE offices in New York.

In addition, reports, proxy statements and other information concerning PPL Corporation, PPL Energy Supply and PPL Electric can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

Each of PPL Corporation, PPL Energy Supply and PPL Electric will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	Filed on January 3, 2007, January 31, 2007 and March 6, 2007
PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995
PPL Corporation’s 2006 Notice of Annual Meeting and Proxy Statement	Filed on March 20, 2006

PPL Energy Supply

SEC Filings (File No. 333-74794)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2006
Current Report on Form 8-K	Filed on March 6, 2007

PPL Electric

SEC Filings (File No. 1-905)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	Filed on January 31, 2007

Additional documents that PPL Corporation, PPL Energy Supply and PPL Electric file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Energy Supply or PPL Electric file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement are also incorporated herein by reference.

Each of PPL Corporation, PPL Energy Supply and PPL Electric will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Attention: Investor Services Department
Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities because (1) PPL Capital Funding is a wholly-owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” PPL Capital Funding has received a “no action” letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file those reports.

EXPERTS

The financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of PPL Corporation audited by Ernst & Young LLP, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on their reports, given on their authority as experts in auditing and accounting.

The financial statements and schedules of PPL Energy Supply, LLC and PPL Electric Utilities Corporation audited by Ernst & Young, LLP incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on their reports, given on their authority as experts in auditing and accounting.

The financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004, of PPL Corporation, PPL Energy Supply, LLC and PPL Electric Utilities Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Dewey Ballantine LLP, New York, New York or Simpson Thacher & Bartlett LLP, New York, New York and Michael A. McGrail, Esq., Associate General Counsel of PPL Services Corporation, will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Dewey Ballantine LLP, Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. McGrail as to matters involving the law of the Commonwealth of Pennsylvania. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Dewey Ballantine LLP or Simpson Thacher & Bartlett LLP, as applicable.